ARTICLES OF AMENDMENT

                                       OF

                            IDS Selective Fund, Inc.




          Pursuant to Section 302A.135 of the Minnesota Business Corporation Act, IDS Selective Fund, Inc., incorporated under the laws of the State of Minnesota on March 12, 1985, amends its Articles of Incorporation to change the name of the corporation to AXP Selective Fund, Inc. The new Article I shall be:

                                ARTICLE I - NAME

        The name of this corporation (hereinafter called the "Fund") is:

                         AXP Selective Fund, Inc.

          The resolution to amend the Articles of Incorporation was approved by the affirmative vote of a majority of the shares present and entitled to vote at a regular meeting of shareholders on June 16, 1999, held pursuant to a written notice given to each shareholder in the manner provided in Section 302A.435.

 Dated this 16th day of June, 1999.

                                        AXP Selective Fund, Inc.


                                        By /s/ Leslie L. Ogg
                                          ------------------
                                               Leslie L. Ogg


 STATE OF MINNESOTA)
                   )ss.
   COUNTY OF DAKOTA)

 The foregoing instrument was acknowledge before me this 16th day of June, 1999.


                                        By /s/ Diane R. Kepp
                                           -----------------
                                               Diane R. Kepp
(notary symbol)                                Notary Public
(Diane R. Kepp)
(NOTARY PUBLIC-MINNESOTA)
(DAKOTA COUNTY)                                                  (rubber stamp)
                                                                (JUN 17, 1999)
                                                                (Mary Kiffmeyer)
                                                            (Secretary of State)